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                               PURCHASE AGREEMENT

                                  CLASS B UNITS

                                       OF

                    RESERVE IRON & METAL LIMITED PARTNERSHIP



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                                TABLE OF CONTENTS
                                                                            PAGE

ARTICLE I
PURCHASE AND SALE OF PURCHASED SECURITIES. . . . . . . . . . . . . . . . . . . 1
     1.1  Purchase and Sale of Purchased Securities. . . . . . . . . . . . . . 1
     1.2  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.3  Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.4  Adjustments to the Purchase Price. . . . . . . . . . . . . . . . . . 2

ARTICLE II
     REPRESENTATIONS AND WARRANTIES
     OF MTLM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     2.1  Corporate Status . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     2.2  Corporate Power and Authority. . . . . . . . . . . . . . . . . . . . 3
     2.3  Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     2.4  No Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BBV. . . . . . . . . . . . . . . . . . . . . 4
     3.1  Corporate Status . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     3.2  Corporate Power and Authority. . . . . . . . . . . . . . . . . . . . 4
     3.3  Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     3.4  Ownership of Purchased Securities. . . . . . . . . . . . . . . . . . 4
     3.5  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     3.6  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.7  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . 5
     3.8  No Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.9  Partnership Matters. . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE IV
     CONDUCT OF BUSINESS PENDING THE SALE AND PURCHASE OF STOCK. . . . . . . . 5
     4.1  Conduct of Business by BBV Pending the Purchase and Sale of Stock. . 5

ARTICLE V
ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     5.1  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . 5
     5.2  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     5.3  Notification of Certain Matters. . . . . . . . . . . . . . . . . . . 6
     5.4  Confidentiality; Publicity . . . . . . . . . . . . . . . . . . . . . 6
     5.5  No Other Discussions . . . . . . . . . . . . . . . . . . . . . . . . 6
     5.6  Trading in MTLM's Common Stock . . . . . . . . . . . . . . . . . . . 6
     5.7  HSR Act Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 6


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     5.8  Purchase of Class A Units. . . . . . . . . . . . . . . . . . . . . . 7
     5.9  Release of Claims. . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF MTLM. . . . . . . . . . . . . . . . . . . . . 7
     6.1  Accuracy of Representations and Warranties and Compliance with
          Obligations                                                          7
     6.2  No Material Adverse Change or Destruction of Property. . . . . . . . 8
     6.3  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . 8
     6.4  No Adverse Litigation. . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF BBV . . . . . . . . . . . . . . . . . . . . . 9
     7.1  Accuracy of Representations and Warranties and Compliance with
          Obligations                                                          9
     7.2  No Adverse Litigation. . . . . . . . . . . . . . . . . . . . . . . . 9
     7.3  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . 9
     7.4  Additional Deliveries. . . . . . . . . . . . . . . . . . . . . . . .10
     7.5  Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

ARTICLE VIII
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     8.1  Agreement by BBV to Indemnify. . . . . . . . . . . . . . . . . . . .10

ARTICLE IX
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     9.1  Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     9.2  Other Definitional Provisions. . . . . . . . . . . . . . . . . . . .12

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . . . . . . . .12
     10.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     10.2 Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . .13

ARTICLE XI
GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     11.1 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     11.2 Entire  Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .14
     11.3 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     11.4 Amendment; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .14
     11.5 Binding Effect; Assignment . . . . . . . . . . . . . . . . . . . . .15
     11.6 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     11.7 Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     11.8 Governing Law; Interpretation. . . . . . . . . . . . . . . . . . . .15
     11.9 Arm's Length Negotiations. . . . . . . . . . . . . . . . . . . . . .15


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                               PURCHASE AGREEMENT


     This Purchase Agreement (this "Agreement") is entered into effective as of March 12, 1997, by and between Metal Management, Inc., a Delaware corporation (the "MTLM") and BancBoston Ventures Inc., a Massachusetts corporation ("BBV").

                                    RECITALS

     A. BBV owns, and until the Closing (as defined herein) will own, 2,500 Class B limited partnership units (the "Purchased Securities") in Reserve Iron & Metal Limited Partnership, a Delaware limited partnership (the "Company").

     B. MTLM has determined it is in its best interests to purchase and BBV has determined it is in its best interests to sell the Purchased Securities upon the terms and subject to the conditions set forth in this Agreement.


                               TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                    PURCHASE AND SALE OF PURCHASED SECURITIES

     1.1 PURCHASE AND SALE OF PURCHASED SECURITIES. Subject to the terms and conditions of this Agreement, at Closing, MTLM agrees to purchase from BBV and BBV agrees to sell, transfer and convey to MTLM, the Purchased Securities, for the aggregate sum of Five Million Eight Hundred Seventy-Five Thousand Dollars ($5,875,000.00) (the "Purchase Price") payable at Closing.

     1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the purchase and sale of the Purchased Securities (the "Closing") shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in ARTICLES VI AND VII of the Class A Purchase Agreements (the "Closing Date") at the law offices of Shefsky & Froelich Ltd. in Chicago, Illinois, or at another location that is mutually agreeable to BBV and MTLM.

     1.3 CLOSING DELIVERIES. At the Closing, BBV shall deliver to MTLM the following, in each case in a form reasonably acceptable to MTLM:


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          (a)  an assignment of the Purchased Securities from BBV to MTLM (to include a withdrawal by BBV from the Company) duly executed by an authorized representative of BBV;

          (b) an agreement terminating the agreements set forth on SCHEDULE 3.7 hereto, duly executed by an authorized representative of BBV and/or its Affiliates as the case may be.

          (c)  the opinion of counsel described in SECTION 6.3;

          (d)  the release of claims described in SECTION 5.9; and

          (e) all other previously undelivered agreements, certificates, documents, instruments or writings required to be delivered by BBV at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith, duly executed.

     1.4  ADJUSTMENTS TO THE PURCHASE PRICE.

          (a) Prior to Closing, P. Joseph Iron & Metal, Inc., as the Tax Matters Person (as defined in the Code), jointly with the Company and P. Joseph Iron & Metal, Inc., the general partner of the Company (the "General Partner") will cause to be prepared and delivered to BBV, in a manner consistent with past practice and subject to the review and reasonable approval of MTLM, the Company's federal and state tax returns for the tax year ending December 31, 1996 (the "1996 Returns"), and, within 90 days following the Closing, the (x) Company's federal and state tax returns and (y) reports required to be delivered by the General Partner to its limited partner pursuant to Section 9.4(a) of the Partnership Agreement, for the partial tax year ending as of the Closing Date (the "1997 Partial Year Returns and Reports"). At Closing, MTLM agrees to pay BBV as an adjustment to the Purchase Price, an amount equal to the sum of: (i) the tax distribution payable to BBV by the Company for the period from January 1, 1996, through December 31, 1996, to the extent not otherwise paid by the Company to BBV, in accordance with the terms and provisions of
Section 8.2 (b) of the Partnership Agreement, and (ii) that portion of the Amendment and Consent Fee payable to BBV, if any, to the extent not otherwise paid by the Company calculated in accordance with Paragraph F of that certain Amendment and Consent letter agreement dated as of December 4, 1995, between the Company and BBV (the "Consent Fee") for the period from January 1, 1996, through December 31, 1996 (collectively, the "Additional Payments"). Provided the Closing has occurred. As further adjustment to the Purchase Price, MTLM agrees to pay BBV on the date of delivery of the 1997 Partial Year Returns and Reports an amount equal to the sum of (i) the tax distribution payable to BBV by the Company for the period from January 1, 1997 to the Closing Date and (ii) the Consent Fee, if any, for the period from January 1, 1997 to the Closing Date.

          (b) If an audit examination of any federal or state tax returns of either the Company or the General Partner (a "Return") results in any adjustment, the effect of which is to impose any additional income taxes on BBV (including interest and penalties) (the "Additional Tax


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Payments"), and provided the Closing has occurred, MTLM agrees to pay BBV as an adjustment to the Purchase Price, an amount equal to the net tax effect on BBV after decreasing the Additional Tax Payments by the amount of any decrease in income taxes which will be due BBV as a result of any related adjustments to a Return within fifteen (15) days after the conclusion of the earlier of either the final determination of such adjustments or the agreement to such adjustment by the Company or the General Partner as the case may be. In addition, if subsequent to Closing any claim should be made which could give rise to Additional Tax Payments (a "Tax Claim") MTLM will cause the General Partner to prepare and deliver to BBV all reports required to be delivered by the General Partner to its limited partners pursuant to
Section 9.4(a) of the Partnership Agreement consistent with past practice, for the period covered by the Tax Claim.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                     OF MTLM

     As a material inducement to BBV to enter into this Agreement and to consummate the transactions contemplated hereby, MTLM makes the following representations and warranties to BBV:

     2.1 CORPORATE STATUS. MTLM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2.2 CORPORATE POWER AND AUTHORITY. MTLM has, or will have at the time of Closing, the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. MTLM has taken, or will have taken at the time of Closing, all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

     2.3 ENFORCEABILITY. This Agreement has been, or will have been at the time of Closing, duly executed and delivered by MTLM and constitutes a legal, valid and binding obligation upon MTLM, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.4 NO COMMISSIONS. MTLM has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.



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                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF BBV

     As a material inducement to MTLM to enter into this Agreement and to consummate the transactions contemplated hereby, BBV makes the following representations and warranties to MTLM:

     3.1 CORPORATE STATUS. BBV is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts.

     3.2 CORPORATE POWER AND AUTHORITY. BBV has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. BBV has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

     3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by BBV and constitutes a legal, valid and binding obligation upon BBV, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.4 OWNERSHIP OF PURCHASED SECURITIES. Subject to the Partnership Agreement, BBV owns and has an unqualified right to and shall transfer to MTLM at the Closing, good, valid and marketable title to the Purchased Securities, free and clear of all Liens. Other than this Agreement and the Partnership Agreement, such Purchased Securities are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting or disposition of such Purchased Securities. To the best of BBV's knowledge, the Purchased Securities (i) represent all of the outstanding units of limited partnership interests of the Company; and (ii) are uncertificated.

     3.5 NO VIOLATION. Except for any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act") the execution and delivery of this Agreement by BBV, its performance of the respective obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of incorporation or bylaws of BBV, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against BBV; or (iii) require the consent, approval,

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authorization or permit of, or filing with or notification to, any Governmental
Authority, any court or tribunal or any other Person.

     3.6 LITIGATION. There is no action, suit, or other legal or administrative proceeding or governmental investigation pending or, to the best of its knowledge, threatened, anticipated or contemplated against, by or affecting BBV which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing.

     3.7 TRANSACTIONS WITH AFFILIATES. Other than this Agreement and other than the agreements listed on SCHEDULE 3.7 hereto, neither BBV nor any of its Affiliates is a party to or bound by any Contract with, does business with or has any obligations or liabilities to the Company.

     3.8 NO COMMISSIONS. BBV has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     3.9 PARTNERSHIP MATTERS. BBV has not consented to any amendment or modification of the Partnership Agreement other than the amendment dated December 4, 1995. Except for the payment of the tax distributions, fees and expenses described in SECTIONS 1.4, 7.4 AND 11.3, BBV has no claims against any of the Company, the General Partner, or the Shareholders.


                                   ARTICLE IV

           CONDUCT OF BUSINESS PENDING THE SALE AND PURCHASE OF STOCK

     4.1  CONDUCT OF BUSINESS BY BBV PENDING THE PURCHASE AND SALE OF STOCK.
BBV covenants and agrees that, between the date of this Agreement and the Closing Date, BBV shall not (i) vote in favor of any matter under the Partnership Agreement; (ii) waive, compromise, or modify any rights it has under the Partnership Agreement; (iii) expand or alter its obligations under the Partnership Agreement; or (iv) consent to any amendment to the Partnership Agreement.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

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     5.2  COOPERATION.  Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

     5.3 NOTIFICATION OF CERTAIN MATTERS. BBV and MTLM shall give prompt notice to the other of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

     5.4 CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that MTLM may make such public disclosure which it believes in good faith to be required by law provided that BBV shall be entitled to review such disclosure before it is made public.

     5.5 NO OTHER DISCUSSIONS. BBV and its respective Affiliates, employees, agents and representatives will not (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to BBV selling its interests in the Company or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. BBV will immediately notify MTLM if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions. This provision is binding upon BBV until termination of this Agreement in accordance with
SECTION 10.1.

     5.6 TRADING IN MTLM'S COMMON STOCK. Except as otherwise expressly consented to by MTLM, from the date of this Agreement until the Closing Date, BBV will not directly or indirectly purchase or sell (including short sales) any shares of the Common Stock in any transactions effected on the Nasdaq Stock Market or otherwise.

     5.7 HSR ACT COMPLIANCE. BBV will as promptly as practicable file or cause to be filed, at MTLM's expense, with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of MTLM, the General Partner, the Company and BBV will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation

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of any filing or submission which is necessary under the HSR Act.  Each of the Company, the General Partner, BBV and MTLM will keep each other apprised of the status of any communications with, and inquiries or requests for additional information addressed to the entity that filed a notification and report form as an acquired or acquiring person form, the FTC or the DOJ and shall comply or cause its respective filing person to comply promptly with any such inquiry or request. Each of the Company, the General Partner, BBV and MTLM will use commercially reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Purchased Securities.

     5.8 PURCHASE OF CLASS A UNITS. MTLM represents to BBV that attached hereto as SCHEDULE 5.8 is a list of the only agreements relating to the purchase by MTLM of the equity interests in the General Partner (the "Class A Purchase Agreements") and the only employment arrangements to be entered into between the Company and each of the Shareholders or any Affiliate of the Shareholders (the "Employment Agreements"). MTLM has delivered accurate copies of the Class A Purchase Agreements and Employment Agreements to BBV. MTLM agrees that, without the prior written consent of BBV, it will not agree, whether prior to or following the Closing, to any amendment to the terms of the Class A Purchase Agreements which would have the effect of increasing in any material respect the amounts payable thereunder. Anything in this SECTION 5.8 to the contrary notwithstanding, neither the Company, the General Partner, nor MTLM shall be precluded from (i) changing any of the terms of any of the Employment Agreements subsequent to Closing or (ii) negotiating to acquire and /or acquiring any other businesses or interests therein currently or hereafter owned by the Shareholders.

     5.9 RELEASE OF CLAIMS. At Closing, BBV and First Capital Corporation of Boston shall deliver to MTLM a release of any claims either of them has or may hereafter have against any of the Company, the General Partner or the Shareholders arising from any act or failure to act prior to the Closing, in a form reasonably satisfactory to MTLM's legal counsel, duly executed by BBV and First Capital Corporation of Boston.

                                   ARTICLE VI

                      CONDITIONS TO THE OBLIGATIONS OF MTLM

     The obligations of MTLM hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by MTLM:

     6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of BBV contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. BBV shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. BBV shall have delivered to MTLM a certificate, dated as of Closing Date, duly signed by or on behalf of BBV stating that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

     6.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to the Company, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect this Agreement, and (iii) none of the properties and assets of the Company shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect thereon.

     6.3 OPINION OF COUNSEL. MTLM shall have received an opinion dated as of the Closing Date from counsel for BBV, in form and substance acceptable to MTLM, to the effect that:

               (i) BBV is a corporation duly organized and existing and in good standing under the laws of the State of Massachusetts and is authorized to carry on the business now conducted by it and authorized to own the Purchased Securities and to sell them to MTLM;

               (ii) BBV has obtained all necessary authorizations and consents of its Board of Directors to effect the transactions contemplated in this Agreement;

               (iii) Except as set forth in SCHEDULE 3.6, such counsel has no actual knowledge (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which might result in any Material Adverse Change in the validity of this Agreement; and

               (iv) This Agreement is a valid and binding obligation of BBV, and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally.

     6.4 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other Governmental Authority which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any other transaction contemplated hereby, and which, in the judgment of MTLM, makes it inadvisable to proceed with the Agreement and the transactions contemplated hereby.

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

     6.5 GENERAL PARTNER'S CONSENT. The Partnership Agreement shall have been amended to reflect BBV's withdrawal as a limited partner and MTLM's substitution as a limited partner in its place.


                                   ARTICLE VII

                      CONDITIONS TO THE OBLIGATIONS OF BBV

     The obligations of BBV to sell the Purchased Securities shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by BBV:

     7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of MTLM contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. MTLM shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. MTLM shall have delivered to BBV a certificate, dated as of the Closing Date, and signed by an executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

     7.2 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other Governmental Authority which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any other transaction contemplated hereby, and which in the judgment of BBV makes it inadvisable to proceed with the Agreement.

     7.3 OPINION OF COUNSEL. BBV shall have received an opinion dated as of the Closing Date from counsel for MTLM, in form and substance acceptable to the BBV, to the effect that:

               (i) MTLM is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and is authorized to carry on the business now conducted by it;

               (ii) MTLM has obtained all necessary authorizations and consents of its Board of Directors to effect the transactions contemplated in this Agreement hereto;

               (iii) Such counsel has no actual knowledge (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which might result in any Material Adverse Change in the validity of this Agreement; and

               (iv) This Agreement is a valid and binding obligation of MTLM, and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally.

     7.4 ADDITIONAL DELIVERIES. BBV shall have received (i) the reports required to be delivered by the General Partner to its limited partners pursuant to Section 9.4(a) of the Partnership Agreement for the fiscal year ending December 31, 1996, (ii) payment in full of the Additional Payments described in
SECTION 1.4(a), and (iii) payment in full of an amount equal to the net tax effect on BBV after decreasing any Additional Tax Payments as a result of the audit examination of the Returns for 1993, 1994 and 1995, by the amount of any decrease in income taxes which will be due BBV as a result of any related adjustments to such Returns.

     7.5 RELEASE. The Company, the General Partner and the Shareholders shall have delivered to BBV a release of any claims they have or may have against BBV arising from any act or failure to act prior to the Closing, in a form reasonably satisfactory to BBV's legal counsel, duly executed by the Company, the General Partner and the Shareholders.


                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1 AGREEMENT BY BBV TO INDEMNIFY. BBV agrees to indemnify and hold MTLM harmless from and against the aggregate of all Indemnifiable Damages (as defined below) to the extent that the aggregate amount of such Indemnifiable Damages does not exceed the Purchase Price.

          For purposes of this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by MTLM, to the extent (i) resulting from any breach of a representation or warranty made by BBV in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by BBV pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate delivered by BBV pursuant to this Agreement.

                                   ARTICLE IX

                                   DEFINITIONS

     9.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          "Class A Purchase Agreements" defined in SECTION 5.8.

          "Closing Date" defined in SECTION 1.2.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Stock" means shares of MTLM's common stock, $.01 par value.

          "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

          "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

          "Partnership Agreement" means that certain limited partnership agreement of the Company dated as of October 1, 1990 as amended by that certain amendment dated as of December 4, 1995.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "Purchase Price" defined in SECTION 1.1.

          "Purchased Securities" defined in RECITAL A.

          "Shareholders" means Paul Joseph, Steve Joseph and Scott Joseph.

     9.2  OTHER DEFINITIONAL PROVISIONS.

          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

          (a) at any time prior to the Closing Date, by mutual written consent of all of the parties hereto at any time prior to the Closing; or

          (b) at any time prior to the Closing Date, by MTLM in the event of a material breach by BBV of any provision of this Agreement which shall not have been waived by MTLM in writing; or

          (c) at any time prior to the Closing Date, by either party if the Closing shall not have occurred by April 30, 1997; provided, however, that neither MTLM nor BBV shall be entitled to terminate this Agreement pursuant to this SECTION 10.1(c), if such party's knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

          (d) at any time prior to the Closing Date, by either party if, prior to the Closing Date, MTLM terminates the Class A Purchase Agreements, or otherwise does not close on such purchase prior to or contemporaneously with the Closing; or

          (e) at any time within two business days following the expiration of the "HSR Filing Deadline", as hereinafter defined, by BBV, in the event the notification and report form required for the transactions contemplated by this Agreement and the Class A Purchase Agreements pursuant to the HSR Act have not been filed with the FTC and the DOJ. For purposes hereof, the "HSR Filing Deadline" is the date seven business days following the date of this Agreement, provided that for each day, if any, that such filing has been delayed by any action or inaction on the part of BBV, then the HSR Filing Deadline shall be extended by the number of days equal to such delay.

     10.2 EFFECT OF TERMINATION. Except for the provisions of SECTION 5.4 which shall survive the termination of this Agreement, in the event of termination of this Agreement pursuant to SECTION 10.1, this Agreement shall forthwith become void.


                                   ARTICLE XI

                               GENERAL PROVISIONS

     11.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

          (a)  IF TO MTLM TO:

               Metal Management, Inc.
               500 N. Dearborn Street, Suite 405
               Chicago, IL  60610
               Attn.:  Chief Executive Officer
               Telecopy No.:  (312) 645-0700

               WITH A COPY TO:

               Shefsky & Froelich Ltd.

               444 N. Michigan Avenue
               Suite 2500
               Chicago, Illinois  60611
               Attn:  Michael J. Schaller, Esq.
               Telecopy No.:  (312) 527-2015

          (b)  IF TO BBV TO:

               BancBoston Ventures Inc.
               175 Federal Street, 10th floor
               Boston, MA  02110
               Attn:  Timothy H. Robinson, Vice President
               Telecopy No.: (617) 434-1153

               WITH A COPY TO:

               Bingham, Dana & Gould LLP
               150 Federal Street
               Boston, MA  02110-1726
               Attn:  Robert M. Wolf, Esq.
               Telecopy No. (617) 951-8736

               AND TO:

               P. Joseph Iron & Metal, Inc
               4431 W. 130th Street
               Cleveland, Ohio 44135
               Attn: Paul D. Joseph, President
               Telecopy No. (216) 671-8887

     11.2 ENTIRE AGREEMENT. This Agreement (including the Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

     11.3 EXPENSES. Except as otherwise provided herein, (i) MTLM shall pay its own fees and expenses, including its own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby and (ii) as provided in the Securities Purchase Agreement, dated October 1, 1990, as amended, the Company, at Closing, shall pay all of the fees and expenses, including counsel fees, incurred by BBV in connection with this Agreement and the transactions contemplated hereby.

     11.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     11.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by BBV without the prior written consent of MTLM.

     11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     11.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

     11.8 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Illinois applicable to contracts executed and to be wholly performed within such State.

     11.9 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


Date:  March 10, 1997              By: /s/ T. Benjamin Jennings
     --------------------------        -----------------------------
                                   Name:   T. Benjamin Jennings
                                         ---------------------------
                                   Title:  Chairman of the Board
                                          --------------------------



                                   BANCBOSTON VENTURES INC., A
                                   MASSACHUSETTS CORPORATION



Date:  March 10, 1997              By: /s/ Timothy H. Robinson
     --------------------------        -----------------------------
                                   Name: Timothy H. Robinson
                                         ---------------------------
                                   Title: Vice President
                                          --------------------------

                                  SCHEDULE 3.7

                          TRANSACTIONS WITH AFFILIATES


1.   The Partnership Agreement

2. Amendment and Consent letter agreement dated as of December 4, 1995 between the Company and BBV.

3. Securities Purchase Agreement dated as of October 1, 1990, between the General Partner and BBV.

4. Consulting Agreement dated as of October 1, 1990, between the Company and First Capital Corporation of Boston.

                                  SCHEDULE 5.8

                               LIST OF AGREEMENTS

1. Purchase Agreement, effective January 17, 1997, by and among Metal Management, Inc., a Delaware corporation, P. Joseph Iron & Metal, Inc., an Ohio corporation, Paul D. Joseph, Steven Joseph and Scott Joseph (the "Purchase Agreement").

2. First Amendment to Purchase Agreement, effective March 6, 1997, by and among Metal Management, Inc., a Delaware corporation, P. Joseph Iron & Metal, Inc., an Ohio corporation, Paul D. Joseph, Steven Joseph and Scott Joseph.

3. Purchase Price Note, in the form attached as Exhibit A to the Purchase Agreement, as amended.

4. Stock Pledge and Security Agreement, in the form attached as Exhibit B to the Purchase Agreement, as amended.

5. Employment Agreements of Paul, Steven and Scott Joseph, in the forms attached as EXHIBITS C, D AND E to the Purchase Agreement, as amended (the "Employment Agreements").

6. Escrow Agreement, in the form attached as EXHIBIT F to the Purchase Agreement, as amended.

7. Side letter agreement, to be dated as of the closing date under the Purchase Agreement, addressed to Paul, Steven and Scott Joseph by Metal Management, Inc.

8. Warrants, to be dated as of the closing date of the Purchase Agreement, for an aggregate of 1,400,000 shares of the Common Stock of Metal Management, Inc., exercisable as described in the Employment Agreements.